Exhibit 10.1

August 17, 2011

Kevin T. Biggs

Dear Kevin,

This letter (the “Agreement”) is to confirm the agreement between you and Blue Coat Systems, Inc. (the “Company”) regarding the termination of your employment with the Company. Your employment with the Company will be terminated August 19, 2011 (“Termination Date”). Although you are not otherwise entitled to receive any severance benefits from the Company, after you sign this Agreement the Company will pay you a lump sum severance payment in the amount of $150,000, which is equal to 6 months base salary, less all applicable withholdings (the “Severance Payment”). Your coverage under the group plans of Blue Coat will end on the last day of the month in which your termination date occurs. You will receive information on COBRA directly from ClearBenefits.

On the Termination Date you will receive a final check, less all applicable withholdings, which represents all of your salary earned through the Termination Date. You agree that prior to the execution of this Agreement you were not entitled to receive any further monetary payments from the Company, and that the only payments and benefits that you are entitled to receive from the Company in the future are those specified in this Agreement, with the exception of any outstanding valid business expenses.

In consideration of the Severance Payment described above you have agreed to the General Release of Claims attached hereto as Attachment III (“Release”). It is acknowledged and agreed that the Release does not release any claims you may have under the Amended and Restated Indemnification Agreement between you and the Company, dated September 21, 2007.

Notwithstanding anything to the contrary in this Agreement, including without limitation payment of the Severance Payment and your execution and non-revocation of this Agreement and/or the Release, in the event of a Change in Control (as defined in the Amended and Restated Executive Change in Control Severance Agreement between you and the Company, dated August 20, 2009 (the “Executive Change in Control Agreement”) occurring on or prior to October 19, 2011 and provided you satisfy the conditions set forth in such Executive Change in Control Agreement, you shall be entitled to all of the Change in Control Severance Benefits (as defined in the Executive Change in Control Agreement), less any Severance Payment made under this Agreement.

Nothing contained in this Agreement shall constitute or be treated as an admission by you or the Company of liability, of any wrongdoing, or of any violation of law. At all times in the future, you will remain bound by the Company’s Proprietary Information and Invention Agreement signed by you at the beginning of your employment, a copy of which is attached (Attachment I).

Your participation in the Company’s Employee Stock Purchase Plan shall be continued through the Termination Date. Any payroll deductions accumulated but not used to purchase shares as of your last day worked will be refunded to you following your last day worked. You will continue to vest in your stock options through the Termination Date and will have until three (3) months after the Termination Date to exercise any vested options. Any shares of restricted stock or restricted stock units that have not vested on or before the Termination Date will be forfeited. You acknowledge that you have no other stock rights in the Company (or any parent or subsidiary) other than those rights enumerated in this paragraph and other than shares you own that are in your possession. All terms, conditions and limitations applicable to the purchase rights pursuant to the Company’s Employee Stock Purchase Plan and the applicable stock option plans of the Company, your option agreements with respect to any option shares, and your restricted stock agreements with respect to any restricted stock shares shall remain in full force and effect. A summary of your previous stock grants is included as Attachment II.

You agree that you will not disclose to others the fact or terms of this Agreement, except that you may disclose such information to your attorney or accountant in order for such individuals to render services to you.

You agree that except as expressly provided in this Agreement, this Agreement renders null and void any and all prior agreements between you and the Company. You and the Company agree that this Agreement constitutes the entire agreement between you and the Company regarding the subject matter of this Agreement, and that this Agreement may be modified only in a written document signed by you and a duly authorized officer of the Company. This Agreement shall be construed and interpreted in accordance with the laws of the State of California.

You agree that this Agreement may be executed in counterparts, each of which shall be an original, but all of which together shall constitute one agreement. Execution of a facsimile copy shall have the same force and effect as execution of an original, and a facsimile signature shall be deemed an original and valid signature.

Any controversy involving the construction or application of any terms, covenants or conditions of this Agreement, or any claims arising out of any alleged breach of this Agreement, shall be finally resolved in Santa Clara County, California, by arbitration under the administration of JAMS and in accordance with the then-current JAMS Employment Arbitration Rules & Procedures (“Rules”), except that any alleged breach of the Company’s Proprietary Information and Inventions Agreement shall not be submitted to arbitration and instead the Company may seek all legal and equitable remedies, including without limitation, injunctive relief. The Company will provide you with a copy of the Rules upon request; the Rules currently can also be accessed at the following JAMS website: http://www.jamsadr.com/rules-employment-arbitration/.

You have up to twenty-one (21) days after receipt of this Agreement within which to review it and to discuss with an attorney of your own choosing, at your own expense, whether or not you wish to sign it. Furthermore, you have an additional seven (7) days after you have signed this Agreement during which time you may revoke this Agreement.

If you wish to revoke this Agreement, you may do so by delivering a letter of revocation to me. Because of this revocation period, you understand that this Agreement shall not become effective or enforceable until the eighth day after the date you sign this Agreement.

Please indicate your agreement with the above terms by signing below.

Sincerely,

/s/ Sharon Jordan
Sharon Jordan
Vice President, Human Resources

My agreement with the above terms is signified by my signature below. Furthermore, I acknowledge that I have read and understand this Agreement and the Release and that I have executed the Release voluntarily, with full appreciation that at no time in the future may I pursue any of the rights I have waived under the Release.

Signed:	/s/ Kevin T. Biggs	Dated:	August 17, 2011
Kevin T. Biggs

Attachment III

GENERAL RELEASE OF ALL CLAIMS

In consideration of the Severance Payment to be paid to Kevin T. Biggs (“Executive”) by Blue Coat Systems, Inc. ( the “Company”), as described in the attached letter (the “Letter”), Executive, on Executive’s own behalf and on behalf of Executive’s heirs, executors, administrators and assigns, to the fullest extent permitted by applicable law, hereby fully and forever releases and discharges the Company and its past, present and future directors, officers, employees, agents, successors, predecessors, subsidiaries, parent, affiliates, shareholders, employee benefit plans and assigns (together called “the Releasees”), from all known and unknown claims and causes of action including, without limitation, any claims or causes of action arising out of or relating in any way to Executive’s employment with the Company, including the termination of that employment.

1. Executive understands and agrees that this General Release of All Claims (the “Release”) is a full and complete waiver of all claims including, without limitation, claims of wrongful discharge, constructive discharge, breach of contract, breach of the covenant of good faith and fair dealing, harassment, retaliation, discrimination, violation of public policy, defamation, invasion of privacy, interference with a leave of absence, personal injury or emotional distress and claims under Title VII of the Civil Rights Act of 1964, the Fair Labor Standards Act, the Equal Pay Act of 1963, the Americans With Disabilities Act, the Civil Rights Act of 1866, the Age Discrimination in Employment Act of 1967 (ADEA), the California Labor Code, the California Fair Employment and Housing Act or any other federal or state law or regulation relating to employment or employment discrimination. Executive further understands and agrees that this waiver includes all claims, known and unknown, to the greatest extent permitted by applicable law.

2. Executive also hereby agrees that nothing contained in this Release shall constitute or be treated as an admission of liability or wrongdoing by the Releasees or Executive.

3. In addition, Executive hereby expressly waives any and all rights and benefits conferred upon Executive by the provisions of Section 1542 of the Civil Code of the State of California, which states as follows:

A general release does not extend to claims which the creditor does not know or suspect to exist in his or her favor at the time of executing the release, which if known by him or her must have materially affected his or her settlement with the debtor.

4. If any provision of this Release is found to be unenforceable, it shall not affect the enforceability of the remaining provisions and the court or arbitrator shall enforce all remaining provisions to the fullest extent permitted by applicable slaw.

5. This Release constitutes the entire agreement between Executive and Releasees with regard to the subject matter of this Release. It supersedes any other agreements, representations or understandings, whether oral or written and whether express or implied, which relate to the subject matter of this Release. Executive understands and agrees that this Release may be modified only in a written document signed by Executive and a duly authorized officer of the Company.

6. Executive agrees that the Company shall have no duty to provide to Executive any severance benefits described in the Letter unless and until Executive (a) has signed the Company’s Proprietary Information and Inventions Agreement (“PIIA”) and (b) has returned to the Company any and all of the Company’s property in Executive’s possession or under Executive’s control (including, but not limited to, cellular phones; computers; keys; credit cards; access badges; Company files or documents, including copies thereof; or facsimile machines). Executive further agrees that at all times in the future Executive shall remain bound by the PIIA in accordance with its terms.

7. Executive understands that Executive has the right to consult with an attorney before signing this Release. Executive also understands that Executive has twenty-one days after receipt of this Release to review and consider this Release, discuss it with an attorney of Executive’s own choosing, and decide to execute it or not execute it. Executive also understands that Executive may revoke this Release during a period of seven days after Executive signs it and that this Release will not become effective for seven days after Executive signs it (and then only if Executive does not revoke it). In order to revoke this Release, within seven days after Executive executes this Release Executive must deliver to Sharon Jordan at the Company a letter stating that Executive is revoking it.

8. Executive understands that if Executive chooses to revoke this Release within seven days after Executive signs it, Executive will not receive any Separation Payment and the Release will have no effect.

9. Executive states that before signing this Release, Executive:

•	Has read it,

•	Understands it,

•	Knows that he is giving up important rights,

•	Is aware of his right to consult an attorney before signing it, and

•	Has signed it knowingly and voluntarily.

Date:	August 17, 2011	/s/ Kevin T. Biggs
Kevin T. Biggs